Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FOURTH QUARTER AND FULL-YEAR

2014 RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, January 29, 2015 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2014 results:  In the fourth quarter 2014, revenues increased to $35.4 million from $30.1 million in the comparable 2013 quarter, an increase of $5.3 million, or 17.6%.  Revenues from the Company’s lime and limestone operations in the fourth quarter 2014 increased $5.7 million, or 19.8%, to $34.3 million from $28.7 million in the comparable 2013 quarter, while revenues from its natural gas interests decreased $0.4 million, or 26.5%, to $1.1 million from $1.4 million in the comparable prior year quarter.  For the full-year 2014, revenues increased to $149.8 million from $133.8 million in 2013, an increase of $16.1 million, or 12.0%.  Revenues from the Company’s lime and limestone operations in the full-year 2014 increased $16.6 million, or 12.9%, to $144.6 million from $128.0 million in 2013, while revenues from its natural gas interests decreased $0.5 million, or 8.5%, to $5.3 million from $5.8 million in the prior year.

The increase in lime and limestone revenues in the fourth quarter 2014, compared to the comparable 2013 quarter, resulted from increased sales volumes to the Company’s construction, industrial and environmental customers, partially offset by a reduction in demand from its oil and gas services customers due to decreasing drilling activities as a result of declining oil and gas prices.  A portion of the increased sales volumes to the Company’s construction customers resulted from improved weather conditions in the 2014 quarter, compared to inclement weather in the 2013 quarter, which had resulted in a significant portion of its fourth quarter 2013 construction sales being postponed, primarily into the first quarter 2014.  Also, for the full-year 2014 compared to 2013, the increase in lime and limestone sales volumes included lime sales to another lime producer for delivery to its customers, which sales primarily occurred in the second quarter 2014 and ceased in August 2014, as well as increased sales volumes to the Company’s oil and gas services customers in the first nine months 2014, partially offset by decreased sales volumes to the Company’s steel customers.  In addition, prices realized for the Company’s lime and limestone products in the 2014 periods increased slightly, compared to the comparable 2013 periods.

Production volumes from the Company’s natural gas interests in the fourth quarter 2014 totaled 199 thousand MCF, sold at an average price of $5.32 per MCF, compared to 233 thousand MCF, sold at an average price of $6.20 per MCF, in the comparable 2013 quarter.  Production volumes for the full-year 2014 from natural gas interests totaled 840 thousand MCF, sold at an average price of $6.28 per MCF, compared to the 2013 when 983 thousand MCF was produced and sold at an average price of $5.86 per MCF.  The Company’s average price per MCF for full-year 2014 was higher than the average price for 2013 primarily due to increases in natural gas prices in the first half 2014.

The Company’s gross profit was $7.9 million in the fourth quarter 2014, compared to $6.4 million in the comparable 2013 quarter, an increase of $1.5 million, or 22.7%. Gross profit for the full-year 2014 was $36.8 million, an increase of $6.0 million, or 19.5%, from $30.8 million in 2013.

Included in gross profit in the fourth quarter and full-year 2014 were $7.3 million and $34.0 million, respectively, from the Company’s lime and limestone operations, compared to $5.5 million and $27.9 million, respectively, in the comparable 2013 periods.  The increased gross profit from the Company’s lime and limestone operations in the fourth quarter and full-year 2014 resulted primarily from the increased revenues discussed above.

Gross profit from the Company’s natural gas interests was $0.6 million and $2.8 million in the fourth quarter and full-year 2014, respectively, compared to $1.0 million and $2.9 million, respectively, in the comparable 2013 periods.

The Company reported net income of $3.7 million ($0.67 per share diluted) in the fourth quarter 2014, compared to net income of $2.6 million ($0.47 per share diluted) in the fourth quarter 2013, an increase of $1.1 million, or 41.9%.  For the full-year 2014, net income increased by $4.6 million, or 30.9%, to $19.4 million ($3.47 per share diluted), compared to $14.8 million ($2.66 per share diluted) in 2013.

“We are pleased that increased sales volumes for our lime and limestone products resulted in increased revenues in the fourth quarter 2014, compared to the fourth quarter 2013, even after considering the improved weather conditions this year,” said Timothy W. Byrne, President and Chief Executive Officer.  “In 2015, due to lower oil and gas prices, we expect to see a continued decline in lime and limestone sales to our oil and gas services customers and less revenues from our natural gas interests.  However, we expect to benefit from these lower prices, as the advantages of lower transportation, freight and fuel costs should substantially offset the negative impacts of the lower revenues.”  Mr. Byrne added, “With our ongoing strong cash flows from operations and balance sheet, we plan to continue paying dividends, and to pay off our term loans during 2015.”

Dividend

The Company also announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.125 (12.5 cents) per share on the Company’s common stock. This dividend is payable on March 19, 2015 to shareholders of record at the close of business on February 27, 2015.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
INCOME STATEMENTS	2014	2013	2014	2013

Revenues
Lime and limestone operations	$34,341	$28,666	$144,567	$128,003
Natural gas interests	1,060	1,443	5,274	5,762
Total	$35,401	$30,109	$149,841	$133,765

Gross profit
Lime and limestone operations	$7,321	$5,474	$33,958	$27,913
Natural gas interests	572	961	2,833	2,887
Total	$7,893	$6,435	$36,791	$30,800
Operating profit	$5,428	$3,951	$27,322	$21,651
Interest expense	353	447	1,529	1,852
Other income, net	(86)	(19)	(129)	(34)
Income tax expense	1,430	894	6,555	5,033
Net income	$3,731	$2,629	$19,367	$14,800
Income per share of common stock:
Basic	$0.67	$0.47	$3.47	$2.66
Diluted	$0.67	$0.47	$3.47	$2.66
Weighted-average shares outstanding:
Basic	5,582	5,565	5,579	5,561
Diluted	5,593	5,575	5,589	5,571
Cash dividend per share of common stock	$0.125	$—	$0.500	$—

	December 31,	December 31,
BALANCE SHEETS	2014	2013
Assets:
Current assets	$91,762	$78,844
Property, plant and equipment, net	108,513	108,487
Other assets, net	145	195
Total assets	$200,420	$187,526
Liabilities and Stockholders’ Equity:
Current liabilities	$24,965	$14,348
Debt, excluding current installments	—	16,667
Deferred tax liabilities, net	19,259	17,799
Other liabilities	1,505	1,907
Stockholders’ equity	154,691	136,805
Total liabilities and stockholders’ equity	$200,420	$187,526

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